Exhibit 11

                       JAMES RIVER CORPORATION of Virginia

                        COMPUTATION OF EARNINGS PER SHARE
           For the Quarters (13 Weeks) and Six Months (26 Weeks) Ended
                         June 30, 1996 and June 25, 1995
                     (in millions, except per share amounts)

                                         Second Quarter     Six Months
PRIMARY:                                 1996     1995      1996     1995

Net earnings applicable
  to common shares                      $15.9    $26.4     $21.7    $38.3

Weighted average number of common
shares and common share equivalents:

  Common shares outstanding              85.0     82.1      85.0     81.9

   Issuable upon exercise of
   outstanding stock options and
   pursuant to a deferred stock
   award plan                             2.0      4.9       2.0      4.3

  Less assumed acquisition of common
   shares, using proceeds from stock
   options and the impact of a deferred
   stock award plan, under the treasury
   stock method                          (1.5)    (3.8)     (1.5)    (3.3)

                                         85.5     83.2      85.5     82.9

Primary earnings per common share        $.18     $.32      $.25     $.46

                       JAMES RIVER CORPORATION of Virginia

                        COMPUTATION OF EARNINGS PER SHARE
              For the Quarters (13 Weeks) and Six Months (26 Weeks)
                      Ended June 30, 1996 and June 25, 1995
                     (in millions, except per share amounts)


                                         Second Quarter      Six Months
FULLY DILUTED:                           1996     1995       1996     1995

Net earnings applicable
  to common shares                      $15.9    $26.4      $21.7    $38.3

Weighted average number of common
shares and common share equivalents:

  Common shares outstanding              85.0     82.1       85.0     81.9

   Issuable upon exercise of
   outstanding stock options and
   pursuant to a deferred stock
   award plan                             2.1      4.9        2.1      5.1

  Less assumed acquisition of common
   shares, using proceeds from stock
   options and the impact of a deferred
   stock award plan, under the treasury
   stock method                          (1.6)    (3.6)      (1.6)    (3.8)

                                         85.5     83.4       85.5     83.2

Fully diluted earnings
per common share                         $.18     $.32       $.25     $.46

                       JAMES RIVER CORPORATION of Virginia

                        NOTES TO COMPUTATIONS OF EARNINGS
                                    PER SHARE

     Primary earnings per common share is computed by dividing net income, after deducting dividends on outstanding preferred shares, by the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Common share equivalents consist of shares issuable pursuant to stock options and a deferred stock award plan, and are calculated using an average market price for the period.

    Fully diluted earnings per common share is computed using the same method as for the primary computation except that (i) common share equivalents are computed using the higher of the market price at the end of the period or the average market price for the period, and (ii) the average number of common shares and dilutive common share equivalents outstanding is increased by the assumed conversion, if dilutive, of the Company's Series K $3.375 Cumulative Convertible Exchangeable Preferred Stock, its Series L $14.00 Cumulative Convertible Exchangeable Preferred Stock, its Series N $14.00 Cumulative Convertible Exchangeable Preferred Stock, and its Series P 9% Cumulative Convertible Preferred Stock. No conversions of any of the convertible preferred stocks have been assumed for the periods presented, as such conversions are not dilutive.